EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 10, 2021, by and between Ranger Energy Services, Inc., a Delaware corporation with its principal offices at 10350 Richmond, Suite 550, Houston, Texas 77042 (the “Company”), and the purchasers whose names and addresses are set forth on the signature pages hereof (individually referred to as a “Purchaser” and, collectively, the “Purchasers”).
WHEREAS, the Company’s amended and restated certificate of incorporation authorizes the issuance of 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”);

WHEREAS, the Company proposes to create a new series of Preferred Stock, designated as the Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), having the rights, preferences, privileges and restrictions set forth in the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”) by filing such Certificate of Designations with the office of the Secretary of State of the State of Delaware;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchasers, and the Purchasers desire to purchase and acquire from the Company, the Preferred Shares;

WHEREAS, concurrently with the execution of this Agreement, the Company and the Purchasers have entered into a Registration Rights Agreement (as may be amended, supplemented or otherwise modified, the “Registration Rights Agreement”) which, among other things, provides for the preparation of and filing with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) relating to the resale of the shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) issuable upon conversion of the Preferred Shares (the “Conversion Shares”) following the Closing (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, Ranger Energy Acquisition, LLC (“Buyer”), a wholly owned subsidiary of the Company has submitted a binding bid to acquire certain assets of Basic Energy Services, Inc. (the “Target”) and certain of its subsidiaries (the “Basic Sellers”) in connection with an auction conducted pursuant to Section 363 of Title 11 of the United States Code, as amended pursuant to the terms and conditions set forth in an Asset Purchase Agreement, substantially in the form attached hereto as Exhibit B (the “Acquisition Agreement”), to be entered into by and among Buyer and Basic Sellers, which Acquisition Agreement provides for, among other things, the acquisition by Buyer of the Assets (as defined in the Acquisition Agreement) simultaneously with the Closing (the “Acquisition”); and

WHEREAS, concurrently with the execution of this Agreement, the Company and certain stockholders of the Company have entered into a Voting Agreement (as may be amended, supplemented or otherwise modified, the “Voting Agreement”) which, among other things, provides for certain limitations on transfer of the capital stock of the Company held by such stockholders and the agreement by such stockholders to vote their capital stock of the Company to adopt and approve the Stockholder Approval (as defined herein).

EXHIBIT 10.1

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Company and the Purchasers agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.1 Purchase and Sale. At the Closing (as defined in Section 2.1), the Company will sell to the Purchasers, and the Purchasers will buy from the Company, upon the terms and conditions hereinafter set forth, up to the number of Preferred Shares set forth opposite such Purchaser’s name on Schedule A hereto. The final total number of Preferred Shares that the Purchasers will purchase at the Closing (the “Final Number of Preferred Shares”) and the allocation of the Final Number of Preferred Shares between the Purchasers will be set forth on the Allocation Schedule (as defined below) delivered to the Purchasers no later than 2 business days following the determination by the Bankruptcy Court (as defined in the Acquisition Agreement) of the successful bidder for the Assets; provided that the final number of Preferred Shares that T. Rowe Price Small-Cap Value Fund, Inc. will purchase at the Closing shall be equal to (i) one-third (1/3) of the Final Number of Preferred Shares, or (ii) 2,285,714, whichever is lesser. The purchase price for each Preferred Share shall be $7.00 and the aggregate purchase price paid by the Purchasers for the Preferred Shares pursuant to this Agreement is referred to as the “Purchase Price”. The purchase and sale of the Preferred Shares pursuant to this Section 1.1 is referred to as the “Purchase”.

ARTICLE II CLOSING

Section 2.1 Closing. On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur on such date on which the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Winston & Strawn LLP, 2121 N. Pearl Street, Suite 900, Dallas, TX 75201, or at such other place, time and date as shall be agreed between the Company and the Purchasers (the date on which the Closing occurs, the “Closing Date”).

Section 2.2 Delivery of the Preferred Shares. At the Closing, the Company shall deliver to each Purchaser (or to its designated representative) the Preferred Shares in book entry form registered in the name of each Purchaser, or in such nominee name(s) as designated in writing and delivered to the Company prior to the Closing, representing the number of Preferred Shares set forth in Section 1.1 and bearing the legend specified in Section 4.11 referring to the fact that the Preferred Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and Rule 506(b) thereunder.

Section 2.3 Payment for the Preferred Shares. At the Closing, each Purchaser shall pay the purchase price for the number of Preferred Shares set forth in Section 1.1 to the Company by

EXHIBIT 10.1

wire transfer in immediately available U.S. federal funds to the account designated by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise described in (i) any report, schedule, form, statement or other document (including exhibits) filed with or furnished to the SEC by the Company (the “SEC Documents”), or (ii) the confidential disclosure schedules delivered by the Company to the Purchasers prior to the execution of this Agreement (the “Disclosure Schedules”) (provided, that disclosure in any subparagraph of such Disclosure Schedules shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure would apply to, and fulfill the disclosure requirement of, such section or subparagraph of this Agreement), each which qualify the following representations and warranties in their entirety, the Company hereby represents and warrants to the Purchasers, effective as of the date hereof and the Closing Date (unless otherwise stated), as follows:

Section 3.1 Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as now conducted, and the Company is duly licensed or qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in the case of such license or qualification, as would not, individually or in the aggregate, reasonably be expected to (i) result in a material adverse effect on the Company’s performance of its obligations under this Agreement or the consummation of any transaction contemplated hereby, or (ii) materially and adversely affect the conditions (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries (as defined in Section 3.2) taken as a whole (collectively, “Material Adverse Effect”).

Section 3.2 Subsidiaries. Each subsidiary of the Company listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 10-K”) and Buyer (each a “Subsidiary” and collectively, the “Subsidiaries”) has been duly incorporated, organized or formed, as applicable, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable, with power and authority (corporate, limited liability company or other power, as applicable) to own its properties and conduct its business as now conducted, and each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in the case of such license or qualification, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable (to the extent applicable); and the equity interests of each Subsidiary are owned by the Company, directly or through Subsidiaries, free from liens, encumbrances and defects.

EXHIBIT 10.1

Section 3.3 Authorized Capital Stock. The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 50,000,000 shares of Preferred Stock, of which a number of shares of the Preferred Stock that is equal to the Final Number of Preferred Shares will be designated as Preferred Shares of the Closing. The issued and outstanding capital stock of the Company as of the close of business on September 8, 2021 (the “Capitalization Date”) is set forth on Schedule 3.3. All of the issued and outstanding shares of the Company’s Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The rights, preferences, privileges and restrictions of the Preferred Shares will be as set forth in the Certificate of Designations. The Conversion Shares have been duly and validly reserved for issuance. Except as set forth on Schedule 3.3, as of the Capitalization Date, the Company does not have outstanding any options to purchase, or any right of first refusal or preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable or exercisable for, or any contracts or commitments to issue or sell, shares of its capital stock, or any similar right to participate in the transactions contemplated by this Agreement. Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti- dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issuance and sale of the Preferred Shares pursuant to this Agreement will not give rise to any preemptive rights or rights of first refusal, co- sale rights or any other similar rights on behalf of any person or result in the triggering of any anti- dilution or other similar rights.

Section 3.4 Issuance, Sale and Delivery of Shares. When issued and delivered in accordance with the terms of this Agreement and the Certificate of Designations, the Preferred Shares and the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, charges or encumbrances. Except for the Purchasers, no stockholder of the Company has any right (which has not been waived or has not expired by reason of lapse of time) following notification of the Company’s intent to file the Registration Statement, to require the Company to register the sale of any shares owned by such stockholder under the Securities Act in the Registration Statement. Subject to the NYSE Issuance Limitation and the Stockholder Approval (each defined in Section 4.13), no further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Preferred Shares to be sold by the Company as contemplated herein or for the issuance of the Conversion Shares as contemplated by the Preferred Shares.

Section 3.5 Due Execution, Delivery and Performance. The Company has full corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. The making and performance of the Agreement by the Company and the consummation of the transactions contemplated herein will not (a) result in the creation of any liens, charges or encumbrances upon any assets of the Company pursuant to the terms or provisions of, or (b) result in a breach or violation of, or constitute, either by itself or upon notice or the passage of

EXHIBIT 10.1

time or both, a default under (i) any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any Subsidiary is a party or by which the Company or its properties, or any Subsidiary or such Subsidiary’s properties, may be bound or affected and in each case which would have a Material Adverse Effect, (ii) any provision of the certificate of incorporation, by-laws or other organizational documents of the Company, or (iii) any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any Subsidiary or any of their respective properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for the filing of a Form D with the SEC, the filing of the Registration Statement and compliance with the applicable federal and state securities laws with respect to post-Closing obligations. Upon its execution and delivery, and assuming the valid execution thereof by the respective Purchasers, this will constitute the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.6 Other Offerings. The Company has not sold, issued or distributed any security, under circumstances that would cause the offering of Preferred Shares contemplated by this Agreement to be (i) integrated with prior offerings by the Company for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the New York Stock Exchange (“NYSE”).

Section 3.7 Listing. The Company’s Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s outstanding shares of Class A Common Stock are listed on the NYSE. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

Section 3.8 Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Preferred Shares, except (i) such as have been, or prior to the Closing Date will have been, obtained or made, including filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (ii) where the failure of the Company to obtain or make any such consent, approval, authorization, order, filing or registration would not reasonably be expected to have a Material Adverse Effect and (iii) such as may be required under state securities law following the Closing, which will be obtained or made by the Company after the Closing within the required time frame in accordance with the applicable state securities law.

Section 3.9 Title to Property. The Company and its Subsidiaries have good and marketable title to all material real properties and all other properties and assets owned by them,

EXHIBIT 10.1

in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the current use made by them and the Company and its Subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the current use made by them.
Section 3.10 Absence of Defaults and Conflicts Resulting from Transaction. None of the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter, certificate of formation, operating agreement or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties or (iii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or any of its Subsidiaries is subject, except, in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Contracts. All agreements that were required to be filed as exhibits to the SEC Documents under Item 601 of Regulation S-K (collectively, the “Material Agreements”) to which the Company or any Subsidiary is a party, or the property or assets of the Company or any Subsidiary are subject, have been filed as exhibits to one or more of the SEC Documents. All Material Agreements, other than those agreements that are substantially performed or expired by their terms, are valid and enforceable against the Company or one of its Subsidiaries, as the case may be, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws. Neither the Company nor any of its Subsidiaries is in breach of or default under any of the Material Agreements, and to the Company’s knowledge (which, as used herein, in each instance shall mean the actual knowledge of the Company’s Chief Executive Officer and Chief Financial Officer after due inquiry), no other party to a Material Agreement is in breach of or default under such Material Agreement, except in each case, for such breaches or defaults as would not have or reasonably be expected to have, individually or in aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received a notice of termination nor is the Company otherwise aware of any threats to terminate any of the Material Agreements.

Section 3.12 Transactions with Affiliates. Except as contemplated by this Agreement, none of the officers or directors of the Company or the stockholders of the Company who are affiliates (as defined under Rule 405 of the Securities Act) of the Company (“Affiliated Stockholders”), nor any of their affiliates, is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Affiliated Stockholder or any of their affiliates or, to the Company’s knowledge, any entity in which any

EXHIBIT 10.1

officer, director, Affiliated Stockholder or such affiliate has a substantial interest or is an officer, director, trustee or partner.

Section 3.13 Possession of Licenses and Permits. The Company and its Subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses, permits, approvals, consents, orders, certifications, accreditations and other authorizations (collectively, “Licenses”), issued by the appropriate federal, state or local agencies or bodies necessary or material to the conduct of the business now conducted, except where the failure to have obtained the same would not reasonably be expected to have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have, a Material Adverse Effect.

Section 3.14 Absence of Labor Dispute; Employee Relations. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would have a Material Adverse Effect. The Company is not a party to a collective bargaining agreement, and the Company believes that its relations with its employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company has notified the Company that such officer intends to leave the employ of the Company or otherwise terminate such officer’s employment with the Company. To the Company’s knowledge, no executive officer of the Company, as a consequence of his or her employment by the Company is, or is now expected to be, in violation of any material term of any agreement, covenant or contract (including any employment contract, confidentiality, disclosure or proprietary information agreement, non- competition agreement, or any other contract or agreement or any restrictive covenant with any previous employer), and the continued employment of each such executive officer by the Company will not subject the Company to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 Possession of Intellectual Property. The Company and its Subsidiaries own, possess the right to use or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have, a Material Adverse Effect.

Section 3.16    Environmental Laws.

(a)Neither the Company nor any of its Subsidiaries (i) is or has been in violation of any foreign, federal, state or local statute, law, rule, regulation, judgment, order, decree, decision, ordinance, code or other legally binding requirement (including common law) relating to the pollution, protection or restoration of the environment,

EXHIBIT 10.1

wildlife or natural resources; occupational health and workplace safety; or the generation, use, handling, transportation, treatment, storage, discharge, disposal or release of, or exposure to, any Hazardous Substance (as defined below) (collectively, “Environmental Laws”), (ii) is conducting or funding, in whole or in part, any investigation, remediation, monitoring or other corrective action pursuant to any Environmental Law, including to address any actual or suspected Hazardous Substance, (iii) has received notice of, or is subject to any action, suit, claim or proceeding alleging, any actual or potential liability under, or violation of, any Environmental Law, including with respect to any Hazardous Substance, (iv) is party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, or (v) is or has been in violation of, or has failed to obtain and maintain, any permit, license, authorization, identification number or other approval required under any Environmental Law, except in the case of each of clauses (i)- (v), for such matters as would not individually or in the aggregate have a Material Adverse Effect.

(b)To the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any violation of or liability under any Environmental Law, including with respect to any Hazardous Substance, except for such matters as would not individually or in the aggregate have a Material Adverse Effect.

(c)Neither the Company nor any of its Subsidiaries (i) is subject to any pending proceeding pursuant to any Environmental Law in which any foreign, federal, state or local governmental entity is also a party, other than such proceedings regarding which it is reasonably believed monetary sanctions of $100,000 or more will not be imposed, nor does the Company or any of its Subsidiaries know of any such proceeding that is contemplated,
(ii) is aware of any material effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries resulting from compliance with any Environmental Law, or (iii) anticipates any material capital expenditures relating to any Environmental Law.

For purposes of this subsection, “Hazardous Substance” means (A) any pollutant, contaminant, petroleum or petroleum product, by-product or breakdown product, radioactive material, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substances, or toxic mold, and (B) any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous chemical, material, waste or substance.

Section 3.17 Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Preferred Shares or the Conversion Shares.

Section 3.18 Internal Controls and Compliance with the Sarbanes-Oxley Act. The Company, its Subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with all applicable requirements of Sarbanes-Oxley and all applicable rules of the NYSE. The Company maintains a system of internal controls, including, but not limited to,

EXHIBIT 10.1

disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with applicable securities laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the Audit Committee of the Board in accordance with the rules of the NYSE. The Company has not publicly disclosed or reported to the Audit Committee or its Board
(x) a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, (y) any violation of, or failure to comply with, applicable securities laws, or (z) any matter which, if determined adversely, would have a Material Adverse Effect.

Section 3.19 Litigation. There are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

Section 3.20 Accountants. BDO USA, LLP, whose report on the consolidated financial statements, including the related notes thereto, of the Company was included in the 2020 10-K, is an independent registered public accounting firm with respect to the Company as required by the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.21 No Material Adverse Change in Business. Since July 30, 2020 (i) there has been no, nor would there reasonably be expected to be, individual or in the aggregate, a Material Adverse Effect, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries, (iv) there has been no obligation, direct or contingent, that is material to the Company taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business and (v) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

EXHIBIT 10.1

Section 3.22 Compliance. Neither the Company nor any Subsidiary has been advised, and has no reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not have a Material Adverse Effect.

Section 3.23 Investment Company Act. The Company is not an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 3.24 Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement and have paid all taxes required to be paid (except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been, or would reasonably be expected to be, asserted against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.25 Insurance. The Company and its Subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are adequate and customary for the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has been refused any material insurance coverage sought or applied for; neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 3.26 SEC Documents. The Company has filed all statements, reports, information or forms required to be filed by it with the SEC since August 10, 2017, pursuant to the reporting requirements of the Exchange Act. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. As of their respective filing dates, the SEC Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.27 No General Solicitation; Offering Materials. Neither the Company, nor any of its affiliates (as such term is defined in the Exchange Act), nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the

EXHIBIT 10.1

Preferred Shares. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Preferred Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act.

Section 3.28 Private Placement. No registration under the Securities Act is required for the offer and sale of the Preferred Shares by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Preferred Shares hereunder does not contravene the rules and regulations of the NYSE.

Section 3.29 Brokers and Finders. Neither the Company nor any of its affiliates is a party to any agreement, arrangement or understanding with any person or entity other than as listed on Schedule 3.29, that would give rise to any valid right, interest or claim against or upon the
Purchasers or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by this Agreement.

Section 3.30 No Materially More Favorable Terms. The Company has not entered into any definitive transaction document, side letter, undertaking letter, or other similar agreement or instrument with any Purchaser or any other purchaser of Preferred Shares in connection with the transactions contemplated hereby with terms and conditions that are materially more favorable than the terms and conditions provided to the Purchasers under this Agreement.

Section 3.31 Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer, employee, affiliate, agent or representative of the Company or of any of its Subsidiaries or affiliates, or other person associated with or acting on behalf of the Company, has (A) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to unlawfully influence official action or secure an unlawful or improper advantage; (B) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity,
(C) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (D) violated or is in violation of applicable anti-corporation laws and anti-bribery laws in any country in which it does business, including the U.S. Foreign Corrupt Practices Act of 1977 or (E) made any unlawful bribe, rebate, payoff influence payment, kickback or other unlawful payment.

Section 3.32 Application of Takeover Protection. Assuming the accuracy of, and compliance with, the Purchaser’s representations, warranties and covenants herein, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impose any restriction on any Purchaser, or create in any party (including any current stockholder of the Company) any rights, under any share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover

EXHIBIT 10.1

provisions under the Company’s amended and restated certificate of incorporation, amended and restated bylaws or other organizational documents or the laws of its state of incorporation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby, for itself and no other Purchaser, represents and warrants to the Company, effective as of the date hereof and the Closing Date, as follows:

Section 4.1 Good Standing of the Purchaser. Such Purchaser has been duly organized and is validly existing and in good standing under the laws of its state of organization, with power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

EXHIBIT 10.1

Section 4.2 Due Execution, Delivery and Performance. Such Purchaser has full power and authority to enter into this Agreement and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Purchaser. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for the filing of a Form D with the SEC, the filing of the Registration Statement and compliance with the applicable federal and state securities laws with respect to post-Closing obligations. Upon its execution and delivery, and assuming the valid execution thereof by the Company, this will constitute the valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3 Absence of Defaults and Conflicts Resulting from Transaction. None of the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby will result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the charter, certificate of formation, operating agreement or bylaws (or similar organizational documents) of such Purchaser, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over such Purchaser or (iii) any agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, except, in the case of clauses (ii) and (iii) as would not reasonably be expected to have a material adverse effect on such Purchaser’s performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby (the “Purchaser Material Adverse Effect”).

Section 4.4 Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by such Purchaser for the consummation of the transactions contemplated by this Agreement in connection with the purchase of the Preferred Shares, except (i) such as have been, or prior to the Closing Date will have been, obtained or made, including the filing of the Certificate of Designations with the Secretary of the State of Delaware,
(ii)where the failure of such Purchaser to obtain or make any such consent, approval, authorization, order, filing or registration would not reasonably be expected to have a Purchaser Material Adverse Effect and (iii) such as may be required under state securities laws.

Section 4.5 Sophisticated Investor. Such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the securities, including investments in securities issued by the Company.

Section 4.6 Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

EXHIBIT 10.1

Section 4.7 Investment Purpose. Such Purchaser is acquiring the number of Preferred Shares set forth in Section 1.1 in the ordinary course of its business and for its own account for investment (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the regulations thereunder) only and with no present intention of distributing any of such Preferred Shares or Conversion Shares or any arrangement or understanding with any other persons regarding the distribution of such Preferred Shares or Conversion Shares within the meaning of Section 2(11) of the Securities Act.

Section 4.8 No Legal, Tax or Investment Advice. Such Purchaser understands that nothing in this Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Preferred Shares constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Preferred Shares.

Section 4.9 Due Diligence Information. In connection with the due diligence investigation of the Company by the Purchasers, the Purchasers and their respective representatives have received from the Company and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company, the Target and their respective subsidiaries and their respective businesses and operations. Such Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Purchaser is familiar, that the Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to such Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for the representations and warranties made by the Company in Article III of this Agreement and in any certificate or other document delivered in connection with this Agreement, such Purchaser will have no claim against the Company, the Target and any of their respective subsidiaries, or any of their respective representatives, with respect thereto, except with respect to fraud.

Section 4.10 No Obligation to Register Securities. Such Purchaser understands that except as set forth in the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the resale of the Preferred Shares or the Conversion Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder and that the Registration Statement will only register for resale the Conversion Shares and not the Preferred Shares.

Section 4.11 Restrictive Legend. The Purchasers understand that, until such time as the Registration Statement has been declared effective (with respect to the Conversion Shares) or the Preferred Shares or Conversion Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates or other instruments representing the Preferred Shares and Conversion Shares, and all certificates or other instruments issued in exchange therefore or in substitution thereof, shall bear a restrictive legend in substantially the following form (and a stop- transfer order may be placed against transfer of the certificates for the Conversion Shares):

EXHIBIT 10.1

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”
Section 4.12 NYSE Issuance Limitation. Such Purchaser acknowledges that no holder of Preferred Shares will be entitled to receive Conversion Shares or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in the Certificate of Designations, to the extent (but only to the extent) that such receipt would cause the aggregate number of Conversion Shares and other shares of Common Stock issued upon redemption, dividend payments, or as otherwise provided in the Certificate of Designations, to all Purchasers, to represent more than 19.99% of the number of shares of Common Stock outstanding on the Closing Date (the “NYSE Issuance Limitation”), unless the Company obtains the requisite stockholder approval under Section 312.03 of the NYSE’s Listed Company Manual (the “Stockholder Approval”), in which case, the NYSE Issuance Limitation would no longer apply to the Purchasers.

ARTICLE V ADDITIONAL AGREEMENTS

Section 5.1    Confidentiality; Public Disclosure.

(a)Each party shall keep confidential any non-public material or information with respect to the business operations, financial conditions, and other aspects of the other parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, the “Confidential Information”). Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving party, (ii) in the public domain through no fault of such receiving party, its affiliates or its or its affiliates’ officers, directors or employees,
(iii)received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (iv) developed independently by the receiving party without reference to confidential information of the disclosing party. No party shall disclose such Confidential Information to any third party. Any party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes. The parties hereby agree, for the purpose of this Section 5.1, that the existence and terms and conditions of this Agreement and exhibits hereof shall be deemed as Confidential Information.

(b)Notwithstanding any other provisions in this Section 5.1, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to

EXHIBIT 10.1

any governmental authority (including any filings made with, or any information furnished to, the SEC) with respect to this Agreement and the transactions contemplated hereby, such party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the parties, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release, public statement, or disclosure in the filings made with, or any information furnished to, the SEC, with respect to this Agreement and the transactions contemplated hereby, and will not (to the extent practicable) issue any such press release or make any such public statement or filings, or furnish such information, prior to such consultation and agreement, except (i) as may be required by Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the NYSE or any other applicable securities exchange and if reasonably practicable, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure and provide the other party the opportunity to review such disclosure or (ii) for public disclosures made by the Company with respect to this Agreement and the transactions contemplated hereby that do not use or refer to the name, trademark or logo of any Purchaser or its affiliates.

(c)Each party may disclose the Confidential Information only to its affiliates and its and its affiliates’ officers, directors, managers, partners, employees, agents, legal advisors and representatives on a need-to-know basis in the performance of this Agreement; provided that, such party shall ensure such Persons strictly abide by the confidentiality obligations hereunder or substantially equivalent terms.

(d)The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

Section 5.2 NYSE Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall cause the Conversion Shares to be approved for listing on NYSE promptly after the date of this Agreement and in any event to be completed (subject to official notice of issuance) prior to the Closing.

Section 5.3 Use of Proceeds. The Company will use the net proceeds received by it from the issuance and sale of the Preferred Shares to (i) pay the purchase price in connection with the Acquisition and (ii) to pay the fees, costs and expenses in connection with the Acquisition and the transactions contemplated hereby.

Section 5.4 Transfer Restrictions. Such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise

EXHIBIT 10.1

acquire or take a pledge of) any of the Preferred Shares except in compliance with the Securities Act and the rules and regulations promulgated thereunder.
Section 5.5 Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Purchased Shares.

Section 5.6 Stockholder Consent. The Company agrees to, as promptly as reasonably practicable following the Closing, but in any event within 60 days after Closing, at the Company’s option, (i) in accordance with the laws of the State of Delaware and the Company’s amended and restated certificate of incorporation and amended and restated bylaws, take all action necessary to duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the Stockholder Approval, which includes the unanimous recommendation of the Board for the Company’s stockholders to vote for the Stockholder Approval, subject to the fiduciary obligations under applicable law of the Board (as determined in good faith by the Board after consultation with the Company’s outside counsel) or (ii) deliver to each Purchaser a written consent of the stockholders of the Company representing the Stockholder Approval. The Purchasers agree to furnish to the Company all information concerning such Purchaser as the Company may reasonably request in connection with any such stockholder meeting.

Section 5.7 Voting Agreement. The Company agrees not to amend, waive or terminate the Voting Agreement until the Expiration Date (as defined in the Voting Agreement) without the approval of a Requisite Majority of the Purchasers.

Section 5.8 Redemption of Class B Common Stock. In connection with the Acquisition and the transactions contemplated hereby, the Company shall, prior to the Closing, cause any and all issued and outstanding shares of Class B Common Stock to be redeemed in exchange for shares of Class A Common Stock (the “Class B Common Stock Redemption”), upon the completion of which the Company shall have no shares of Class B Common Stock outstanding.

Section 5.9 Termination of Tax Receivable Agreement. In connection with the Acquisition and the transactions contemplated hereby, the Company shall, as promptly as reasonably practicable following completion of the Class B Common Stock Redemption but in any event at or prior to the Closing, terminate the Tax Receivable Agreement, dated as of August 16, 2017, by and among the Company, certain other persons named therein, and CSL Capital Management, LLC, as agent (the “TRA Termination”) pursuant to a termination and settlement agreement to be entered into by and between the Company and holders of the Class B Common Stock prior to the Closing, without liability or obligations of the Company or any of its subsidiaries other than the obligation of the Company to issue up to 500,000 shares of Class A Common Stock.

Section 5.10 Acquisition Agreement. The Company shall not, and shall cause Buyer not to, prior to the Closing, amend, modify, supplement, waive, or agree to amend, modify, supplement or waive, any provision of the Acquisition Agreement in any manner that is material to the rights of the Purchasers without the prior written consent of the Purchasers entitled to purchase a majority-in-interest of the Preferred Shares (including T. Rowe Price Small-Cap Value Fund, Inc.) (the “Requisite Majority of the Purchasers”).

EXHIBIT 10.1

ARTICLE VI CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Company and the Purchasers. The respective obligations of each of the Company and the Purchasers to effect the Closing will be subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

(a)no temporary or permanent judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any governmental authority nor shall any proceeding brought by a governmental authority seeking any of the foregoing be instituted or pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the Acquisition or the transactions contemplated hereby;

(b)no stop order suspending the qualification or exemption from qualification of the Preferred Shares in any jurisdiction shall have been issued and no lawsuit, action or other legal proceeding for that purpose shall have been commenced or shall be pending or threatened;

(c)the Registration Rights Agreement and the Voting Agreement shall remain in full force and effect; and

(d)the Acquisition shall be consummated on or substantially simultaneously with the Purchase.

Section 6.2 Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following condition:

(a)the representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b)each Purchaser shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)the Company shall have received a certificate, signed on behalf of each Purchaser, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to the Obligations of the Purchasers. The obligations of the Purchasers to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Closing Date of the following conditions:

EXHIBIT 10.1

(a)(i) the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, the first, second and last sentences of 3.5, 3.6, 3.7, 3.10, and 3.29 shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (ii) all other representations and warranties of the Company set forth in Section 3 shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “material,” “materially” or similar qualifications) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(d)the Purchasers shall have received a certificate, signed on behalf of the Company, certifying that the conditions set forth in Section 6.3(a), 6.3(b) and 6.3(c), to the Company’s knowledge, have been satisfied;

(e)no later than two business days following the determination by the Bankruptcy Court of the successful bidder for the Assets, the Company shall have delivered to each Purchaser an allocation schedule (the “Allocation Schedule”) setting forth the Final Number of Preferred Shares to be purchased by the Purchasers, and the number of Preferred Shares to be purchased and the portion of the Purchase Price to be paid by each Purchaser at the Closing;

(f)the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations and such Certificate of Designations shall be in full force and effect;

(g)the Conversion Shares shall have been approved for listing on NYSE, subject to official notice of issuance; and

(h)the Class B Common Stock Redemption and the TRA Termination shall have been completed.

ARTICLE VII TERMINATION; SURVIVAL

Section 7.1    Termination. This Agreement may be terminated at any time prior to the Closing:

EXHIBIT 10.1

(a)by the mutual written consent of the Company and the Purchasers;

if:
(b)
(b)by either the Company or the Purchasers upon written notice to the other,

(i)Buyer is not selected as the successful bidder or the back-up bidder for the Assets;

(ii)Buyer is selected as the back-up bidder but subsequently its obligations as the back-up bidder terminate without the Buyer becoming the successful bidder;

(iii)a governmental authority of competent jurisdiction shall have issued an order, injunction or judgment or law that permanently restrains, prohibits, enjoins or declares illegal the transactions contemplated by this Agreement and such order, injunction or judgment becomes final and non-appealable;

(iv)following the execution of the Acquisition Agreement by the parties thereto,
(a)such Acquisition Agreement has been validly terminated in accordance with its terms, (b) any provision of such Acquisition Agreement has been amended, modified, supplemented or waived in a manner that is material to the Purchasers without prior written consent of the Requisite Majority of the Purchasers; provided, that it is agreed that any amendment, modification, supplement to or waiver of any provision of the Acquisition Agreement that has the effect of extending the End Date (as defined in the Acquisition

EXHIBIT 10.1

Agreement) is material to the Purchasers; or (iii) the End Date has been extended by mutual written agreement of Buyer and Sellers in accordance with the Acquisition Agreement without prior written consent of the Requisite Majority of Purchasers;

(v)a ruling, judgment or other decision of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), that has an adverse impact on the Company, the Buyer, the Purchasers or any of their respective affiliates in connection with the transactions contemplated by this Agreement or the Acquisition Agreement;

(vi)the Closing should not have occurred on or prior to the date that is five business days after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof and as may be extended in accordance with the Acquisition Agreement); provided, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.1(b)(iv);

(vii)the Company, Buyer, Target or Basic Sellers or any of their respective representatives or affiliates asserts a claim in any litigation or other legal proceeding on any theory of liability whatsoever (whether at law or in

EXHIBIT 10.1

equity, whether sounding in contract, tort, statute or otherwise), against the Purchasers or any of their respective past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative (the “Non-Party Affiliates”) under or in connection with this Agreement, the Acquisition Agreement, or the transactions described herein and therein, other than the Company seeking specific performance of the Company’s right to cause the Purchasers to fund their Purchase Price in accordance with and subject to the terms and conditions of this Agreement.

(c)by the Company upon written notice to the Purchasers, if any condition set forth in Section 6.1 or Section 6.2 that has not been waived by the Company shall have become incapable of being satisfied by the End Date; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if a breach by the Company of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.1(c); or

(d)by the Purchasers upon written notice to the Company, if any condition set forth in Section 6.1 or Section 6.3 that has not been waived by the Purchasers shall have become incapable of being satisfied by the End Date; provided, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Purchasers if a breach by any Purchaser of its representations and warranties set forth in this Agreement or the failure of any Purchaser to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.1(d).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Purchasers or the Company or their respective directors, officers and affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination or from fraud; provided, that, notwithstanding any other provision set forth in this Agreement, except in the case of fraud, neither the Purchasers on the one hand, nor the Company on the other hand, shall have any such liability in excess of the Purchase Price.

Section 7.3 Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non- compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for twelve (12) months following the Closing Date and shall then expire; provided, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to

EXHIBIT 10.1

such expiration by a person entitled to make such claim pursuant to the terms and conditions of this Agreement.
For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

ARTICLE VIII MISCELLANEOUS

Section 8.1 Amendments; Waivers. Subject to compliance with applicable law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the Company and the Requisite Majority of the Purchasers.

Section 8.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the Company, on the one hand, and the Requisite Majority of the Purchasers, on the other hand, provided, however, that any Purchaser may assign any of its rights, interests, or obligations hereunder to an affiliate of such Purchaser or to any managed accounts or fund entities for which such Purchaser exercises investment discretion without the prior written consent of the Company; provided, further, that that no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations.

Section 8.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including Disclosure Schedules, together with the Registration Rights Agreement, the Voting Agreement and the Certificate of Designations, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.4 Notices. All communications hereunder will be in writing and, if sent to the Purchasers, will be emailed, mailed, delivered or telegraphed and confirmed to the address set forth such Purchaser’s name on the signature pages hereto, or if sent to the Company, will be emailed, mailed, delivered or telegraphed and confirmed to it Ranger Energy Services, Inc., 10350 Richmond, Suite 550, Houston, TX 77042, Attention: Brandon Blossman, Email: brandon.blossman@rangerenergy.com.

Section 8.5 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors, and no other person will have any right or obligation hereunder.

Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

Section 8.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of

EXHIBIT 10.1

conflicts of laws that would make the laws of another state applicable. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter shall be brought in the federal courts located in
Harris County, Texas. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 8.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.

Section 8.10 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that, if (i) this Agreement is terminated by the Purchasers in accordance with Section 7.1(d), and (ii) a breach by the Company of its representations and warranties set forth in this Agreement or the failure of the Company to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in Section 7.1(d), the Company shall reimburse the Purchasers for all reasonable out-of-pocket expenses incurred by the Purchasers in connection with this Agreement and the transactions contemplated hereby.

Section 8.11 No Recourse. Notwithstanding any provision of this Agreement or otherwise, each party hereto agrees on its own behalf and on behalf of its subsidiaries and affiliates that this Agreement may only be enforced against, and any action, suit or claim for breach of this Agreement may only be made against, the parties to this Agreement, and no Non-Party Affiliates of any Purchaser, whether by piercing of the corporate or otherwise, shall have any liability relating to this Agreement or any of the transactions contemplated herein. Notwithstanding anything to the contract, the sole remedy available to the Company under this Agreement is to seek specific performance of each Purchaser’s obligation to fund the Purchase Price hereunder. The Company on its own behalf and on behalf of its subsidiaries and affiliates hereby irrevocably waive any claims against each Purchaser and its affiliates and Non-Party Affiliates for any direct, indirect, actual special, incidental, consequential, punitive or other

EXHIBIT 10.1

damages and any other legal remedies arising out of or in connection with this Agreement, the Acquisition Agreement, or any agreement or instrument contemplated hereby or thereby.
Section 8.12    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b)the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)(a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(d)the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)references to a Person are also to its successors and permitted assigns; and

(h)the use of the term “or” is not intended to be exclusive.
[Signature Page Immediately Follows]

EXHIBIT 10.1

IN WITNESS WI IEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY:

RANGER ENERGY SERVICES, INC.

    By: /s/ J. Brandon Blossman
    Name: J. Brandon Blossman
    Title: Chief Financial Officer

EXHIBIT 10.1

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

PURCHASERS:

T. ROWE PRICE SMALL-CAP VALUE FUND, INC.

By: T. Rowe Price Associates, Inc., Investment Adviser

By: /s/ Andrew Baek        ________
Name: Andrew Baek
Title: Vice President, Senior Legal Counsel Address for notice:
T. Rowe Price Associates, Inc.
100 East Pratt Street Baltimore, Maryland 21202
Attn.: Andrew Baek, Vice President Phone:
Email:

EXHIBIT 10.1

PURCHASERS:

DIALECTIC GERONIMO SPV LLC

By: DIALECTIC GERONIMO MANAGER LLC
Its: Manager

By: /s/ John Fichthorn
Name: John Fichthorn
Title: Manager
Address for notice: 119 Rowayton Ave., 2nd Floor
Norwalk, CT 06853

EXHIBIT 10.1

PURCHASERS:

WDE PWS AGGREGATE, LLC

By: /s/ James K. Meneely III
Name: James K. Meneely III
Title: Authorized Person

WDE PWS Aggregate, LLC
c/o White Deer Management LLC 700 Louisiana, Suite 4770
Houston, Texas 77002 Attention: Varun Babbili
Email:

with a copy to (which shall not constitute notice):

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: Joe Perillo
Email:

EXHIBIT 10.1

PURCHASERS:

ENCOMPASS CAPITAL ADVISORS LLC

By: /s/ Larry Kassman
Name: Larry Kassman
Title: Chief Financial Officer
Address for notice: 200 Park Ave, Suite 1101
New York, NY 10166

EXHIBIT 10.1

PURCHASERS:

FRANKLIN TEMPLETON INVESTMENT FUNDS – FRANKLIN NATURAL RESOURCES FUND
BY: FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER

    By: /s/ Michael McCarthy
Name: Michael McCarthy
Title: EVP
Address for notice:
One Franklin Parkway San Mateo, CA 94403 Email:

EXHIBIT 10.1

PURCHASERS:

FRANKLIN STRATEGIC SERIES – FRANKLIN NATURAL RESOURCES FUND
BY: FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER

    By: /s/ Michael McCarthy
Name: Michael McCarthy
Title: EVP
Address for notice:
One Franklin Parkway San Mateo, CA 94403 Email:

EXHIBIT 10.1

SCHEDULE A

Purchaser	Maximum Number of Preferred Shares to be Purchased
T. Rowe Price Small-Cap Value Fund, Inc.	2,285,714
Dialectic Geronimo SPV LLC	3,157,143
WDE PWS Aggregate, LLC	2,857,143
Encompass Capital Advisors LLC	1,428,571
Franklin Templeton Investment Funds – Franklin Natural Resources Fund	257,143
Franklin Strategic Series – Franklin Natural Resources Fund	171,429
Total	Final Number of Preferred Shares

EXHIBIT 10.1

EXHIBIT A

Certificate of Designations

[Omitted]

EXHIBIT 10.1

EXHIBIT B

Form of Acquisition Agreement

[Omitted]

EXHIBIT 10.1